 Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2016

DORADO, PUERTO RICO / ACCESSWIRE / March 16, 2016 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues of $4.9 million for the quarter ended January 31, 2016, a decrease of approximately $1 million, or 17%, when compared to the same period last year. The revenue decrease is mainly attributable to a decline in projects in the Puerto Rico, United States and Europe consulting markets of $0.7, $0.5 and $0.2 million, respectively, partially offset by a gain in the Puerto Rico Lab operation of approximately $0.3 million. Other Company divisions sustained minor revenue gains/losses or remained constant, when compared to the same period last year.

Selling, general and administrative expenses for the three months ended in January 31, 2016 were approximately $1.4 million, which remained constant when compared to the same period last year.

Net Income for three months ended January 31, 2016 was approximately $0.4 million, an increase of $0.1 million, when compared with the same period last year.

For the three months ended January 31, 2016, earnings per common share for both, basic and diluted, were $0.015, an increase of $0.002 and $0.003, respectively, when compared to the same period last year. The increase is mainly attributable to the increase in net income.

“During fiscal year 2016, we will remain focused on our strategic alignment and investment of working capital in resources and infrastructure to drive consulting business development in existing and new markets, expansion of our Puerto Rico Lab facilities, development of a new Lab facility in Spain and enhancing our Calibrations division facility in Puerto Rico. This will develop a strong foundation to drive future sustainable growth to the Company. We are committed to driving our growth through geographic expansion and offering clients a robust mix of our expanded and complementary services offerings,” said Victor Sanchez, CEO of Pharma-Bio Serv.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2015, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:

Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631 703 4900